Exhibit 10.6

TRINITY PLACE HOLDINGS INC.

FORM OF RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), entered into _____________, effective as of _____________ (the “Grant Date”), by and between _____________ (“Employee”) and Trinity Place Holdings Inc. (the “Company”).

1.           Award. The Company hereby grants to Employee, and Employee hereby accepts, an award (the “Restricted Stock Units Award”) of _____________ restricted stock units (“Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Common Stock”), upon the terms and subject to the conditions set forth in this Agreement.

2.          Rights as Stockholder. Except as otherwise provided herein, Employee shall not have any rights of a stockholder with respect to the Restricted Stock Units until shares of Common Stock are distributed to Employee in settlement of such Restricted Stock Units.

3.         Vesting. _____________ (___) of the Restricted Stock Units shall be vested on each of [first anniversary of Grant Date][, second anniversary of Grant Date][and third anniversary of Grant Date], subject to Employee’s continued employment on the applicable vesting dates. In the event Employee’s employment is terminated by the Company without Cause (as defined in Paragraph 21), all of the unvested RSUs shall vest immediately.

4.          Settlement. Subject to Paragraph 9, one share of Common Stock shall be distributed to Employee upon the vesting of each Restricted Stock Unit in accordance with Paragraph 3. Such distribution shall be made within thirty (30) days (or on the sixtieth (60th) day in connection with the acceleration of vesting of the Restricted Stock Unit upon a termination of employment) following the applicable date of vesting; provided, that notwithstanding the foregoing the Company has the right to pay cash in lieu of making a distribution of Common Stock in an amount per share equal to the average of the closing trading price per share on the 10 trading days prior to settlement (or if the Common Stock is not then traded, the fair market value per share as determined by the Board, as defined below).

5.           Termination of Employment. Upon Employee’s termination of employment with the Company, Employee shall forfeit any then unvested Restricted Stock Units (after giving effect to any accelerated vesting provided for in Paragraph 3) and such Restricted Stock Units will be cancelled for no value.

6.          Adjustments to Shares. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares or other similar transaction), the Board of Directors of the Company (the “Board”) shall adjust Restricted Stock Units to preserve the benefits or potential benefits thereof by adjusting the number and kind of shares subject to the Restricted Stock Unit Award.

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7.         Section 409A Compliance/Taxes Generally. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Employee and the Company during the six-month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or, if earlier, Employee’s date of death). The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Employee shall be solely responsible for the payment of any taxes and penalties incurred under 409A or any other provision of the Code. Without limiting the foregoing, the Company makes no representation as to the tax treatment of Employee with respect to the grant, vesting, or settlement of the Restricted Stock Units.

8.         Certificates; Cash in Lieu of Fractional Shares. To the extent that this Agreement provides for issuance of certificates to reflect the payment of the Restricted Stock Unit Award, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity. In lieu of issuing a fraction of a share of Common Stock pursuant to this Agreement, the Company may pay to Employee an amount in cash equal to the fair market value of such fractional share.

9.          Withholding. At the time Employee recognizes taxable income with respect to the Restricted Stock Units, Employee shall pay an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect thereto. Employee may satisfy the foregoing requirement (i) by making a payment to the Company in cash, (ii) by delivering already owned unrestricted shares of Common Stock or (iii) by having the Company withhold a number of shares of Common Stock in which Employee is otherwise entitled under this Agreement (each of (ii) or (iii), “Share Settlement”); provided that Share Settlement shall only be permitted if approved by the Board, which approval shall not be unreasonably withheld after taking into account the liquidity of the Common Stock and the Company’s available cash reserves at the time of withholding; and, provided further, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Subject to applicable law, and provided there are no adverse accounting consequences to the Company, if available cash reserves are inadequate to permit share delivery and/or withholding at the time Employee recognizes taxable income with respect to the Restricted Stock Units, but such cash reserves become adequate within the ninety (90) day period immediately thereafter, Employee shall be permitted to deliver to the Company for cash payment shares of Common Stock during such 90 day period in an amount not to exceed Employee’s initial payment obligations pursuant to the first sentence of this section (it being understood that this sentence is not intended to change or otherwise alter the timing of such initial payment obligation).

10.           Nontransferability. Neither the Restricted Stock Units nor any interest or right therein or part thereof may be sold, assigned, transferred, pledged or otherwise encumbered in any manner otherwise than by will or by the laws of descent or distribution.

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11.          Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Company’s certificate of incorporation or bylaws, will be valid, and the Company will not transfer any shares resulting from the settlement of Restricted Stock Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

12.         Representations. Employee has reviewed with her own tax advisors the applicable tax (U.S., state, and local) consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Employee understands that she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

13.         Investment Representation. Employee hereby represents and warrants to the Company that Employee, by reason of Employee’s business or financial experience (or the business or financial experience of Employee’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect Employee’s own interests in connection with the transactions contemplated under this Agreement.

14.         Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to Employee under this Agreement have not been delivered at the time of Employee’s death, such benefits shall be delivered to the beneficiary or beneficiaries designated by Employee in a writing filed with the Company in such form and at such time as the Company shall require. If a deceased Employee fails to designate a beneficiary, or if the designated beneficiary does not survive Employee, any benefits distributable to Employee shall be distributed to the legal representative of the estate of Employee.

15.          Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Board or a committee thereof, and the Board or such committee shall have all powers with respect to this Agreement. Any interpretation of the Agreement by the Board or such committee and any decision made by it with respect to the Agreement is final and binding on all persons.

16.         Not An Employment Contract or Contract of Continued Service. The grant of Restricted Stock Units pursuant to this Agreement will not confer on Employee any right with respect to continuance of employment or other service with the Company or any affiliate, nor will it interfere in any way with any right the Company or any affiliate would otherwise have to terminate or modify the terms of such Employee’s employment or other service at any time.

17.         Amendment. This Agreement may be amended by written agreement of Employee and the Company.

18.          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

19.         Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflict of law rules thereof.

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20.          Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof.

21.          Definition of Cause. “Cause” shall mean (i) any breach by Employee of any employment agreement or any other written agreement between Employee and the Company; (ii) any failure by Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during Employee’s employment, if such failure causes material harm to the Company; (iii) Employee’s failure to follow reasonable and lawful instructions from the person to whom Employee reports; (iv) Employee’s commission of a felony under the laws of the United States or any State; (v) Employee’s misappropriation of funds or property of the Company; (vi) Employee’s neglect of Employee’s duties; or (vii) any gross or willful misconduct by Employee resulting in a material loss to the Company or material damage to Employee’s reputation or the reputation of the Company; provided however, if any such event describe in clause (i), (ii) , (iii), (vi) or (vii) occurs and is reasonably curable, no termination for Cause shall be made unless Employee fails to cure such event promptly and in no event later than ten days after written notice thereof is given to Employee by the Company.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Trinity Place Holdings Inc.

By:
Name:
Title:

By accepting this Agreement, Employee acknowledges that [she/he] has received and read, and agrees that this Restricted Stock Unit Award shall be subject to, the terms of this Agreement.

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